Hammerhead Energy Inc. announces commencement of its substantial issuer bid for up to 20,000,000 of its Warrants

CALGARY, ALBERTA - April 27, 2023 - Hammerhead Energy Inc. ("Hammerhead" or "HEI") (TSX: HHRS, HHRS.WT ; NASDAQ: HHRS, HHRSW) is pleased to announce that it has commenced a substantial issuer bid (the "Offer") to purchase for cancellation up to 20,000,000 of its warrants to purchase Class A common shares of Hammerhead (the "Warrants") at a purchase price of US$1.00 per Warrant. The Offer will remain open for acceptance until 5:00 p.m. (Eastern Daylight Time) on June 2, 2023, unless withdrawn, extended or varied by Hammerhead.

The Offer will be for up to 20,000,000 of Hammerhead's Warrants, which is approximately 70% of the total number of Hammerhead's issued and outstanding Warrants. If the aggregate purchase price for Warrants validly tendered exceeds US$20,000,000 then Hammerhead will purchase the tendered Warrants on a pro rata basis according to the number of Warrants tendered, except that "odd lot" holders (being holders of Warrants ("Warrantholders") who own fewer than 100 Warrants) will not be subject to proration. The Offer is not conditional on receipt of financing or on any minimum number of Warrants being tendered to the Offer, but is subject to other conditions, which are described in the offer to purchase. Hammerhead expects to fund the Offer from cash on hand or by drawing on existing credit facilities.

On April 27, 2023, the formal offer to purchase, issuer bid circular, letter of transmittal, notice of guaranteed delivery and other related documents (collectively, the "Offer Documents") containing the terms and conditions of the Offer, instructions for tendering Warrants, and the factors considered by Hammerhead and its Board of Directors in determining to approve the Offer were mailed to registered Warrantholders and filed with the applicable securities regulators in Canada. The Offer Documents are available free of charge on SEDAR at www.sedar.com. A tender offer statement on Schedule TO, including the formal offer to purchase, a letter of transmittal for registered Warrantholders and related documents, will be filed by Hammerhead with the United States Securities and Exchange Commission (the "SEC") and will be available on EDGAR at www.sec.gov.

Hammerhead has retained Computershare Investor Services Inc. ("Computershare") to act as depositary for the Offer. Any questions or requests for information may be directed to Computershare at 1 (800) 564-6253 (Toll Free within North America) or 1 (514) 982-7555 (outside North America).

None of Hammerhead, its Board of Directors, or Computershare makes any recommendation to any Warrantholder as to whether to deposit or refrain from depositing Warrants under the Offer. Warrantholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions whether to deposit Warrants under the Offer, or how many Warrants to deposit.

This news release is for informational purposes only and is not intended to and does not constitute an offer to purchase or the solicitation of an offer to sell Warrants. The solicitation and the Offer will only be made pursuant to the Offer documents filed with securities regulatory authorities, including the tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, filed by Hammerhead with the SEC, and a separate issuer bid circular, a letter of transmittal and related documents filed by Hammerhead with applicable securities regulatory authorities in Canada. The Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Warrants in any jurisdiction in which the making or acceptance of offers to sell Warrants would not be in compliance with the laws of that jurisdiction. WARRANTHOLDERS ARE STRONGLY URGED TO CAREFULLY READ THE TENDER OFFER STATEMENT REGARDING THE OFFER, OFFER TO PURCHASE, ISSUER BID CIRCULAR, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS FILED WITH SECURITIES REGULATORY AUTHORITIES, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Warrantholders may obtain free copies of the offer to purchase, issuer bid circular, the letter of transmittal and related documents filed with the SEC at the website maintained by the SEC at www.sec.gov or with Canadian securities regulatory authorities under Hammerhead's profile on SEDAR at www.sedar.com (in each case, when available). Warrantholders may also obtain those materials from Computershare, the depositary for the Offer. Warrantholders are urged to read those materials and evaluate carefully all information related to the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Warrants pursuant to the Offer.

About Hammerhead Energy Inc.

Hammerhead is a Calgary, Canada-based energy company, with assets and operations in Alberta targeting the Montney formation. Hammerhead Resources Inc., a wholly owned subsidiary of HEI, was formed in 2009.

Contacts:

For further information, please contact:

Scott Sobie

President & CEO

Hammerhead Energy Inc.

403-930-0560

Mike Kohut

Senior Vice President & CFO

Hammerhead Energy Inc.

403-930-0560

Kurt Molnar

Vice President Capital Markets & Corporate Planning

Hammerhead Energy Inc.

403-930-0560

Reader Advisory

Forward Looking Statements

Statements of future events or conditions in this release, including projections, expectations and estimates are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this release include, but are not limited to, the terms and conditions of the Offer; the Offer being funded by draw downs on existing credit facilities; references to the aggregate number of Warrants to be purchased for cancellation under the Offer; and the timing for expiration of the Offer.

Such forward-looking statements reflect the current views of HEI with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include but are not limited to: the impact of general economic and business conditions; commodity prices; foreign exchange rates and general market conditions; environmental risks; the ability of HEI to execute its business plan; pricing pressures and supply and demand in the oil and gas industry; general political and economic instability (including the ongoing Russian-Ukraine conflict), Hammerhead's expectations that the Offer will be funded by drawing on existing credit facilities; Hammerhead continuing to have sufficient capital resources and working capital following the completion of the Offer; risk that the conditions to completion of the Offer are not satisfied; and the anticipated benefits of the Offer. Readers are cautioned that the foregoing list is not exhaustive of all possible risks and uncertainties.

With respect to forward-looking statements contained in this press release, HEI has made assumptions regarding, among other things: conditions in general economic and financial markets; current and future commodity prices and royalty regimes; future exchange rates; royalty rates; future operating costs; timing and amount of net expenditures; that Hammerhead will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; the expiration date of the Offer; ability to meet the conditions of the Offer; and that Hammerhead will be able to draw on its existing credit facilities to fund the Offer.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Hammerhead. Hammerhead's actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. These forward-looking statements are made as of the date of this news release and Hammerhead undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.